Exhibit 3.1

CERTIFICATE OF AMENDMENT TO

CERTIFICATE OF FORMATION OF

PHILLIP STREET MIDDLE MARKET LENDING FUND LLC

This Certificate of Amendment to Certificate of Formation is being executed as of April 24, 2026 for the purpose of amending the Certificate of Formation of Phillip Street Middle Market Lending Fund LLC pursuant to Section 18-102 of the Delaware Limited Liability Company Act.

The undersigned, being duly authorized to execute and file this Certificate, does hereby certify as follows:

1. The name of the limited liability company is Phillip Street Middle Market Lending Fund LLC (the “LLC”).

2. The original Certificate of Formation of the LLC was filed with the Office of the Secretary of State of the State of Delaware on July 13, 2022.

3. The Certificate of Formation of the LLC is hereby amended by striking paragraph 1 and replacing it with the following:

“1. Name. The name of the limited liability company is Phillip Street BDC LLC (the “Company”).”

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Amendment to Certificate of Formation as of the day and year first above written.

By:	/s/ Stanley Matuszewski
Name: Stanley Matuszewski
Title: Chief Financial Officer